Exhibit 10.3

May 8, 2008

Michael Chambrello

President & Chief Operating Officer

Scientific Games Corporation

750 Lexington Avenue

25th Floor

New York, New York 10022

                Re:          Contract Extension & Modification

Dear Mr. Chambrello:

It is my pleasure to confirm Scientific Games Corporation’s (“SGC” or “Company”) desire and your agreement to extend the term of your contract of July 1, 2005 as already modified by letter of August 2, 2006 (the “2005 Agreement”), through December 31, 2010 on the terms and conditions outlined therein except to the extent modified herein (the “2008 Extension”):

Section 3a (Base Salary).  Notwithstanding anything to the contrary in Section 3a of the 2005 Agreement, your Base Salary will be $915,630 for 2008.

Section 3b (Incentive Compensation).  Notwithstanding anything to the contrary in Section 3b of the 2005 Agreement, you will participate in the MICP at a 100% target bonus level with a 200% maximum opportunity for 2008 and thereafter.

Section 3d (Eligibility for Annual Equity Award Incentive)(LTI)  Notwithstanding anything to the contrary in Section 3d of the 2005 Agreement, you will be eligible at a 150% level for annual equity awards for 2008 and thereafter.

Conforming & Sign-on Grant: To conform the transition of your sign-on equity grants from the 2005 Agreement when the Company adjusted the vesting schedule from three to five years and as a sign-on bonus for entering into this 2008 Extension, but subject to the approval of the Company’s stockholders of an amendment to the Company’s 2003 Incentive Compensation Plan, as amended and restated (the “Equity Plan”) (or a new equity compensation plan) that provides for a sufficient increase in the number of shares of common stock of the Company available for equity awards, promptly upon such

Shareholder approval, the Company shall grant to you an additional 12,000 restricted stock units (RSUs) vesting upon shareholder approval of sufficient shares to support the grant and an additional 48,000 restricted stock units (RSUs) under the Equity Plan and individual equity agreements to be entered into by and between the Company and Executive (the “Equity Agreements”).  The equity agreements for the 48,000 RSUs shall provide that the equity awards (performance based) shall vest with respect to twenty percent (20%) of the shares of common stock subject to such award on each of the first five anniversaries of the grant date, subject to certain provisions relating to accelerated vesting and forfeiture as described in the 2005 Agreement, the 2008 Extension, the Equity Agreements or the Equity Plan.

Section 5(d)(i) (Termination by Executive for Good Reason).  The following sub-Section 5(d)(i) of the 2005 Agreement will be deemed amended to read: (i) a material change, adverse to the Executive’s positions, titles, offices, or duties as provided in Section 2 or to the Executive’s responsibilities or authorities, including the Executive’s functional independence or operational prerogatives as of date of extended term, except, in such case, in connection with the termination of Executive’s employment for Cause, Total Disability or death;

Section 6 (Equity Acceleration Upon Certain Events of Termination). The following shall apply as additional severance benefit under each of Sections 6(b), 6(c), 6(e), and 6(j) of the 2005 Agreement as modified herein:

Except to the extent otherwise provided at the time of grant under the terms of any equity award made to Executive, all stock options, deferred stock, restricted stock and other equity-based awards held by Executive at termination will become fully vested and non-forfeitable, and, in all other respects, all such options and other awards shall be governed by the plans and programs and the agreements and other documents pursuant to which the awards were granted.

Provided, however, that all severance benefits under the 2005 Agreement including those as modified by the 2008 Extension will be additionally subject to the following provisions:

Taxes and Internal Revenue Code 409A.  The Company makes no representations regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations.  Internal Revenue Code Section 409A governs plans and arrangements that provide “nonqualified deferred compensation” (as defined under the Code) which may include, among others, nonqualified retirement plans, bonus plans, stock option plans, employment agreements and severance agreements.  The Company reserves the right to provide compensation and benefits under any plan or arrangement in amounts, at times and in a manner that minimizes taxes, interest or penalties as a result of Section 409A. In addition, in the event any benefits or amounts paid hereunder are deemed to be subject to Section 409A, including payments under Section 5 of the 2005 Agreement as modified by the 2008 Extension, Executive consents to the Company adopting such conforming amendments as the Company deems necessary, in its reasonable discretion, to comply with Section 409A (including, but not limited to, delaying payment until six months following termination of employment).

Timing of Certain Payments Under Section 6.  Payments pursuant to the severance provisions in the 2005 Agreement, as modified by the 2008 Extension, if any, shall be payable in equal installments in accordance with the Company’s standard payroll practices over a period of twelve (12) months following the date of termination; provided, however, that if necessary to comply with Section 409A of the Code, and applicable administrative guidance and regulations, such payments shall be made as follows:  (1) no payments shall be made for a six-month period following the date of termination, (2) an amount equal to the aggregate sum that would have been otherwise payable during the initial six-month period shall be paid in a lump sum six months following the date of termination, and (3) during the period beginning six months following the date of termination through the remainder of the twelve-month period, payment of the remaining amount due shall be payable in equal installments in accordance with the Company’s standard payroll practices. In addition, notwithstanding any other provision with respect to the timing of payments under this Agreement, if necessary to comply with Section 409A of the Code, and applicable administrative guidance and regulations, amounts payable following termination of employment in a lump sum shall instead be paid six months following the date of termination.

If this agreement comports with your understanding, please acknowledge it by signing and dating one original and returning it to me, retaining the other original for your files.

Very Truly Yours,

/s/ Ira H. Raphaelson
Ira H. Raphaelson

Acknowledged & Agreed:

/s/ Michael Chambrello
Michael Chambrello

May 8, 2008